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                                                                   EXHIBIT 10.22


                          [PNC BANK, N.A. LETTERHEAD]



                               COMMITMENT LETTER


March 29, 1997


Penn-America Group, Inc.
420 South York Road
Hatboro, PA 19040


Attention: Rosemary R. Ferrero, CPA, Vice President-Finance

Re: $15,000,000.00 Revolver/Term Loan Facility

Dear Rosemary:

PNC Bank, National Association (the "Bank") is pleased to advise you that we have approved a $15,000,000.00 REVOLVER/TERM LOAN FACILITY (the "Credit Facility") to Penn America Group, Inc. (the "Borrower"). The Credit Facility is described in the Summary of Terms and Conditions that is attached to and made a part of this letter (the "Summary"). The Bank looks forward to working with you towards the closing of the Credit Facility.

The Summary includes only a brief description of the principal terms of the Credit Facility. The definitive terms of the Credit Facility will be documented in a Amended Loan Agreement and the other agreements, instruments, certificates and documents called for by the Amended Loan Agreement or which the Bank may otherwise require (together with the Amended Loan Agreement, the "Loan Documents").

Although the Bank has approved the Credit Facility, the Bank's obligations are subject to several conditions. First, the Borrower must accept this letter as provided below, and must comply with all the other conditions of this Letter and the Summary. After receiving the Borrower's acceptance, the definitive Loan Documents can be prepared. The Bank's obligations are conditioned on the Loan Documents being signed and delivered to the Bank in a form that is satisfactory to the Bank. This letter is also issued subject to the statutory and other requirements by which the Bank is governed. Finally, the Bank's obligations under this letter are subject to the condition that no material adverse change occurs in the business, assets, operations, financial condition or business prospects of the Borrower, or with respect to any of the collateral for the Credit Facility.

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This letter is for the Borrower's confidential use only. It may not be disclosed by the Borrower without the Bank's prior written consent to any person (including any financial institution) other than your accountants, attorneys and other advisors, and then only in connection with the transactions contemplated by this letter and on a confidential basis.

All reasonable OUT-OF-POCKET costs and expenses of the Bank will be paid by the Borrower from time to time upon demand, including, for example, lien searches, recording and filing fees and taxes, costs incurred by the Bank in connection with the preparation, negotiation and delivery of this letter and the Loan Documents. Because the Bank will incur these expenses even if the Credit Facility is not consummated for any reason, the Borrower's expense reimbursement agreement is unconditional.

This letter is governed by the laws of Pennsylvania. No modification or waiver of any of the terms of this letter will be valid and binding unless agreed to in writing by the Bank. When accepted, this letter will constitute the entire agreement between the Bank and the Borrower concerning the Credit Facility, and shall replace all prior understandings, statements, negotiations and written materials relating to the Credit Facility.

To accept the terms of the Credit Facility and this letter, please sign the enclosed copy of this letter and return it to me by WITHIN TEN DAYS FROM THE DATE OF THIS LETTER. If this letter is accepted, the Loan Documents must be signed within SIXTY DAYS, or this letter will terminate and the Bank will have no liability or further obligation.

We appreciate this opportunity to provide financial services to you, and look forward to your acceptance of this letter.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

/s/ John W. LaValley
------------------------------
By: John W. LaValley
Title: Vice President

With the intent to be legally bound,
the above terms and conditions are
hereby agreed to and accepted.

Penn-America Group, Inc.

By: /s/ Rosemary Ferrero
    --------------------------
Title: Chief Financial Officer
       -----------------------
Date: April 7, 1997
      ------------------------
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                        SUMMARY OF TERMS AND CONDITIONS



Date:                   March 28, 1997

Borrower:               Penn America Group, Inc. ("Borrower")

Bank:                   PNC Bank, National Association ("Bank")

Credit Facilities:      1. $15,000,000.00 Revolver/Term Loan

                           A. Tranche A: $9,000,000.00

                           B. Tranche B: $6,000,000.00

Use of Proceeds:        1. Tranche A: Restructure outstanding term loan,
                           originally used for equity capital injection purposes.

                        2. Tranche B: Specific corporate purposes, including
                           availability for additional equity contributions to subsidiary, and for acquisition purposes.

Term:                   1. Five years from closing.
                        2. Five years from closing.

Repayment:              1. Principal will be repaid in annual payments of
                           $1,800,000.00

                        2. Revolving facility for the first two years. Prior to
                           the second anniversary, the Borrower may borrow, repay and reborrow unless an Event of Default occurs. At the second anniversary, the outstanding amount under Tranche B will convert to a three year term loan, and the principal will be repaid in annual payments of up to $2,000,000.00 (assumes full borrowing.)

Interest Rates:            At the Borrowers Option:

                        1. Bank's PRIME RATE, fully fluctuating, calculated
                           on a 360 day basis, and payable monthly.

                       OR
                        2. LIBOR (reserve adjusted) plus an applicable margin,
                           calculated on a 360 day basis and payable on the last day of each interest period, for periods of 30, 60, 90 or 180 days.



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                 The applicable margin and specific interest rates will be based on the ratio of Borrowed Debt to EBITDA, as defined below.

                 Borrowed Debt to EBITDA: Sum of all funded debt and borrowed funds (including Letters of Credit and financed leases) to Earnings before Interest, Taxes, Depreciation and Amortization, as measured on a rolling four quarter basis.

                 Borrowed Debt/EBITDA                   Applicable Margin
                 --------------------------------------------------------
                 1.<1.0:1.0                             1%
                 2.>1.0 <= 1.5:1.0                      1.5%
                 3.>1.5 <= 1.75:1.0                     1.75%
                 4.>1.75 <= 2.25:1.0                    2.25%
                 5.>2.25:1.0                            Prime

                 For fixed interest rate options, customary yield maintenance protection and prepayment cost recovery provisions will be included in the definitive loan documents. Maximum of six principal portions bearing interest at the LIBOR option may be outstanding at one time. Minimum portions of $1,000,000.00 at the LIBOR option.


Fees: COMMITMENT: .25% per annum of the average unused portion of the Revolver, payable quarterly in arrears.

Expenses:        All out-of-pocket costs and expenses incurred by the Bank shall be reimbursed by the Borrower at closing and otherwise on demand. These will be limited to all filing fees and taxes and reasonable fees associated with documenting this loan.

Collateral:      The Credit Facilities will be secured by a first priority
                 security interest in 100% of the capital stock of Penn America
                 Insurance Company, pledged by the Borrower in a form and substance satisfactory to the Bank.
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Reporting
Requirements:
                (a) Quarterly unaudited consolidated and consolidating
                    financial statements within 45 days of quarter end.

                (b) Annual audited consolidated and consolidating financial statements, to be received within 120 days of year end.

                (c) Concurrently with their filing, a copy of the Borrowers annual and quarterly statutory filings.

                (d) Quarterly statement of PAIC's investment portfolio results, to be received within 45 days of fiscal quarter-end.

                (e) Annual loss and loss adjustment expense Reserve Opinion prepared by independent consulting actuary.

Covenants:  Affirmative and negative covenants as detailed in the Loan and
            Security Agreement between Penn-America Group and Midlantic Bank, N.A., dated December 20, 1995. Specific covenant changes as follows:

            PENN AMERICA GROUP, INC. AND SUBSIDIARIES

            ( ) CONSOLIDATED MINIMUM NET WORTH: GAAP basis Net Worth, less intangibles (including deferred policy acquisition costs, net after applicable tax effects and expense patents, copywrites, trademarks and goodwill) and loans and advances to employees, directors, shareholders, to increase by 50% of net income, as measured on a rolling four quarter basis. The starting minimum requirement will be set based on 85% of net worth minus intangibles as defined above and as detailed in the 12/31/96 year-end audited results.

            ( ) MINIMUM FIXED CHARGE COVERAGE RATIO: As defined in the aforementioned Loan Agreement

                Minimum Requirement of 2.1:1

            PENN AMERICA INSURANCE COMPANY

            ( ) Maintain minimum A M Best Rating of A- on a consolidated company basis.

            ( ) Maintain compliance on a consolidated company basis with at least 9 of 11 IRIS normal range ratio requirements for Property-Casualty companies.

            ( ) Maintain Risk Based Capital levels on a consolidated basis not less than 200% of authorized control levels.


                                             3
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Documentation:          Present Loan Documents to be amended by Bank Counsel.


Other:                  Conditions to lending will include:

                        ( ) Not less than 50% of the proceeds from future public offering will be utilized to repay outstanding debt, to be applied in order of future maturity.
                        ( ) Borrower will maintain PNC Bank as its primary depository relationship.


Miscellaneous:          Pennsylvania governing law. Consent to Pennsylvania
                        jurisdiction. Waiver of jury trial.


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[PNC BANK LETTERHEAD]

                                  215-585-4173
                                  215-585-4143 Fax


                                                                 [PNC BANK LOGO]


PNC Bank
1600 Market Street 22nd Flr
Philadelphia, PA 19103


July 8, 1997


Penn-America Group
420 South York Road
Hatboro, PA 19040
Attention: Rosemary R. Ferrero, CPA,
           Vice President of Finance

RE: $15,000,000.00 Revolver/Term Facility

Dear Rosemary:

This correspondence will advise you that the expiration date of the Letter between PNC Bank, National Association and Penn-America Group, dated March 29, 1997, referencing the subject facility is hereby extended to August 15, 1997, with no other changes in terms or conditions.

Very truly yours,

/s/ John W. LaValley

John W. LaValley
Vice President
PNC Bank, National Association